EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ENDEV HOLDINGS INC. (OTCQB: EDEV) ANNOUNCES APPOINTMENT OF NEW CEO/PRESIDENT AND FORMATION OF ADVISORY BOARD

LOS ANGELES, CA, April 3, 2013 – EnDev Holdings Inc. (the “Company”) (OTCQB:EDEV) is pleased to announce that current director, Martin J. Doane, has been appointed President, CEO and Chairman of the Company with a mandate to position the Company in the digital media sector, with an initial focus on mobile media. Mr. Raniero Corsini will continue to serve as the Company’s CFO and Treasurer and will assume the position of Secretary. Mr. Doane is currently the CEO and Chairman of Ubequity Capital Partners Inc. (www.ubequitycapital.com). He has founded, built, run, bought and sold a variety of technology businesses in North America and Europe.

The Company also announces that it has formed a newly established Advisory Board to assist management in developing the Company’s M&A and operational strategies, and to help the company identify potential acquisitions. The Company has appointed Ira Rubenstein to head the Advisory Board and assist Mr. Doane and the Company.

Mr. Rubenstein, who is based in Los Angeles, CA, has been a pioneer of digital media in the largest Hollywood Studios, holding executive positions with major companies in the entertainment and digital media and marketing sectors. His most recent posting was Executive Vice President – Digital Marketing for 20th Century Fox. Prior to that Mr. Rubenstein was Executive Vice President – Global Digital Media Group of Marvel Entertainment/The Walt Disney Company where he managed a divisional turnaround while growing revenues significantly. Mr. Rubenstein has also held positions at Sony Corp of America and Sony Pictures.

Mr. Doane said:

“We are very excited about collaborating with Ira to secure an initial content and distribution-focused acquisition in North or Latin America, upon which we would erect an international digital and mobile media platform, with a plan to make additional acquisitions in the digital entertainment, marketing, advertising and data analytics segments. We believe there are many attractive and under-valued acquisition candidates in both the public and private spheres. We are headquartering the Company in Los Angeles, California to facilitate the new focus.”

For more information contact Martin Doane at martin.doane@ubequitycapital.com.

Forward-Looking Statements

This press release contains "forward-looking statements." Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by us in the our reports filed with the Securities and Exchange Commission, including the risk factors that attempt to advise interested parties of the risks that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.